UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

October 31, 2011

814-00201
(Commission File Number)

MVC CAPITAL, INC.
(the "Fund")
(Exact name of registrant as specified in its charter)

DELAWARE, 943346760
(Jurisdiction of Incorporation) (IRS Employer Identification Number)

Riverview at Purchase
287 Bowman Avenue
2nd Floor
Purchase, NY  10577
(Address of registrant's principal executive office)

(914) 701-0310
(Registrant's telephone number)
_______________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.

As part of its regular quarter-end review, the Fund's Valuation Committee made determinations regarding the fair values of the Fund's investments that resulted in an aggregate net increase of approximately $17.4 million or $0.73 per share, effective October 31, 2011.  The fair values of the following portfolio companies were adjusted:  MVC Automotive Group B.V.,  NPWT Co., Octagon High Income Cayman Fund Ltd.,  Ohio Medical Corporation, SHL Group Limited, Security Holdings B.V., SGDA Europe B.V., SIA Tekers Invest,  Summit Research Labs, Inc., Velocitius B.V., and Vestal Manufacturing Enterprises, Inc.

Consistent with the Fund’s valuation procedures and ASC 820, the Valuation Committee took into account many factors, including the performance of its portfolio companies, as well as the impact of changes in market multiples within certain sectors and fluctuations in currency valuations.

Although the Fund has made no change to when it discloses its net asset value, the Fund is considering whether to adjust the timing of its net asset value disclosure to be consistent with the general practice of its peer group.

The Fund’s estimated net asset value as of October 31, 2011 is approximately $17.54 per share.  The estimated net asset value is unaudited and subject to change.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MVC CAPITAL, INC.

By:	/s/ Michael Tokarz
Michael Tokarz
Chairman

Dated November 1, 2011